Exhibit 5.1

400 ATLANTIC STREET STAMFORD, CT 06921 (T) 203.541.8396 (F) 203.541.8218

ANDREA L. DULBERG

CHIEF COUNSEL

SECURITIES LAW, GOVERNANCE & COMPLIANCE

October 14, 2005

Securities and Exchange Commission

450 Fifth Street

Washington, D.C. 20549

Ladies and Gentlemen:

I am an Assistant Secretary of International Paper Company, a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization and issuance of 23,600,000 shares of the Company’s Common Stock, par value $1.00 (the “Shares”), in connection with the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan (the “Plans”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ANDREA L. DULBERG
Andrea L. Dulberg, Esq.